Kevin M. Murphy

Attorney at Law

6402 Scott Lane
Pearland, Texas 77581
(281) 804-1174
info@kevinmurphylaw.com

July 19th, 2012

WTTJ, Inc.

Peter Klamka

peterklamka@yahoo.com 1000 Country Club Road Ann Arbor, MI 48105

Re: WTTJ, Inc, Form S-1 Registration Statement

I have acted as counsel to WTTJ, Inc. (the "Company") in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed resale of up to 154,000 shares of common stock of the Company (the “Shares”) to be offered pursuant to the prospectus which is part of the Registration Statement.

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; and (d) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies.

Based upon and subject to the foregoing, I am of the opinion that the outstanding Shares are validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to my firm under “Experts and Named Counsel” in the Registration Statement.

Sincerely,

s/s

Kevin Murphy